                                                               Exhibit 4.12





                          SALE AND PURCHASE AGREEMENT



Entered into on the 24th day of April, 2002, by and between

AT&T BATTERY CORPORATION, a corporation establish pursuant to the laws of Japan with its registered address at Sumitomo-Fudosan BLDG.,2F.4-0-27,Higashi - shinagawa, Shinagawa-ku, Tokyo 140-0002. ("ATB").

NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED, a corporation established pursuant to the laws of Hong Kong with its registered address at 15th Floor, China Merchants Tower, Shun Tak Center, 168-200 Connaught Road Central, Hong Kong ("NAMTAI"); and

TOSHIBA BATTERY CO., LTD., a corporation established pursuant to the laws of Japan with its registered address at at Sumitomo- Fudosan BLDG., 2F, 4-0-27, Higashi - shinagawa, Shinagawa-ku, Tokyo 140-0002. ("TBCL").
(The said parties hereinafter referred to collectively as the "PARTIES" and each one of them in the singular as a "PARTY").

This Sale and Purchase Agreement, together with all Exhibits hereto, shall hereinafter be referred to as the "AGREEMENT".

WHEREAS

A. BPC (Shenzhen) Co., Ltd. (the "COMPANY" OR "BPC" is a Wholly Foreign-Owned Enterprise formed by Namtai and TBCL in accordance with relevant laws and regulations of the People's Republic of China with a total investment amount of One Million and Five Hundred Thousand United States Dollars (US$1,500,000) and a registered capital of One Million and Five Hundred Thousand United States Dollars (US$1,5000,000).

B. ATB wishes to purchase from Namtai a 86.67% equity interest in the registered capital of the Company (the "SALE CAPITAL"), and Namtai wishes to sell to ATB the Sale Capital constituting its entire investment in the Company on the terms set out in this Agreement.

C. On or before 26 April 2002, TBCL agrees to submit a letter to Namtai confirming that Namtai may sell to ATB the Sale Capital constituting its entire investment in the Company on the terms set out in this Agreement.

D. After the completion of the transactions contemplated herein, ATB and TBCL shall jointly hold a 100% interest in the registered capital of the Company.

NOW THEREFORE in consideration of the premises and mutual covenants and agreements contained hereinafter, the Parties hereby agree as follows:

                                   ARTICLE 1

                     PURCHASE AND SALE OF THE SALE CAPITAL

1.1  Sale of Shares

     Subject to the terms and conditions of this Agreement, Namtai hereby agrees to sell, assign and transfer to ATB, and ATB agrees to purchase, acquire and accept from Namtai, the Sale Capital free and clear of all liens, claims, charges and encumbrances for the Purchase Price payable as set forth in Article 2.1 below.

                                   ARTICLE 2

                                 PURCHASE PRICE


2.1  Purchase Price

     ATB shall pay Namtai One Million Three Hundred Thousand United States Dollars (US$1,300,000) as the Purchase Price for the Sale Capital (the "PURCHASE PRICE"). The Purchase Price shall be payable by bank transfer on or before the Closing Date (as defined below) to a bank account designated by Namtai in writing.

2.2  Dividends (Profit Sharing)

     ATB shall pay to Namtai on or before the Closing Date an amount equivalent to the pro rata portion of distributable profits earned in the fiscal period commencing on 1 January 2002 and ending on 30 April 2002 attributable to Namtai's interest in BPC.

2.3  Technical Collaboration Agreement

     Namtai and TBCL shall terminate the Technical Collaboration Agreement concluded between TBCL and Namtai on the date of October 29, 1999 (the "TCA") and TBCL shall pay a cancellation fee in the amount of Eight Hundred Thousand United States Dollars (US$800,000) on or before the Closing Date.



                                   ARTICLE 3

                       LIMITED ASSUMPTION OF LIABILITIES


3.1 Namtai shall assume and be liable for all such liabilities and obligations set forth in Article 3.1 incurred by BPC pro rata to its ratio of equity interest in the registered capital of BPC prior to the signing date of this Agreement (the "SIGNING DATE").

     3.1.1 liabilities for income tax, value added tax or any other taxes, levies, tariffs, interest or penalties related to BPC's business;

          3.1.2 liabilities with respect to the environmental, health or public safety matters:

          3.1.3 liabilities or obligations with respect to wages, pensions, workmen's compensation or other benefits or funds payable to the employees or former employees of BPC;

          3.1.4 liabilities or obligations arising out of or in connection with any mortgage, charge, pledge, lien, security interest or other encumbrances (collectively, "ENCUMBRANCES") or any loan, guarantee or other financial obligation including any loans in favour of any bank, shareholder, financial institution or other third party; and

          3.1.5 liabilities arising from any product liability claim or product warranties given in connection with the products manufactured by BPC.


                                   ARTICLE 4

                                  SIGNING DATE

     4.1 On the date of the signing of this Agreement (the "SIGNING DATE") the Parties shall deliver to each other the following documents:

          (a)       the executed version of this Agreement;

          (b) a resolution of Namtai's Board of Directors authorizing its officers to execute this Agreement and enter into the transactions contemplated herein; and

          (c) a list of the persons who ATB proposes to appoint to the Board of Directors of the Company.


                                   ARTICLE 5

                            POST-SIGNING OBLIGATIONS

5.1 After the Signing Date, the Parties shall cooperate in good faith to obtain all necessary approvals from the relevant authorities and parties for the consummation of the sale of the Sale Capital, transfer of obligations and such other transaction as contemplated by this Agreement.

5.2 The Parties shall proceed in good faith to bring about the completion conditions set forth in Article 7 ("COMPLETION CONDITIONS"), and the conditions precedent of the Parties set forth in Articles 10 and 11 hereof ("CONDITIONS PRECEDENT") to the extent these are within their power to effect, and to complete the transaction contemplated herein as quickly as practicable.

5.3 Namtai shall deliver to ATB all relevant documents, chops and asset lists of BPC on 30 April 2002 at such time and place as agreed between the Parties.

                                   ARTICLE 6

                                   COMPLETION

6.1 By the Completion Date (as defined below), ATB shall check the following items:

     (a) a copy of the Approval Certificate issued by the Ministry of Foreign Trade and Economic Cooperation (or its duly authorized lower level commission), approving the transfer of the Sale Capital and the amendment of the Articles of Association to reflect the transfer;

     (b) a copy of the amended registration of the Company with the Local Administration of Industry and Commerce;

     (c) an Investment Certificate issued by the Company evidencing that ATB is the legal and beneficial owner of the Sale Capital; and

      (d) the resignations of five of Directors appointed by Namtai to the Company effective as of the Completion Date.

6.2 On or before the Closing Date, ATB shall pay the Purchase Price as directed by Namtai.

6.3 On 1 May 2002, ATB may as the holder of the Sale Capital, appoint three new members to the Board of Directors of the Company.

6.4  The COMPLETION DATE shall be 5 June 2002.

6.5  The CLOSING DATE shall be 5 July 2002.


                                   ARTICLE 7
                             COMPLETION CONDITIONS
                             ---------------------

7.1 The following shall be requirements for the Completion of the transaction and the transfer of the Sale Capital to Toshiba:

     (a) The Ministry of Foreign Trade and Economic Cooperation (or its duly authorized lower level commission) shall have issued an approval document approving the transfer of the Share Capital and the amendment of the Company's Articles of Association;

     (b) The local Administration of Industry and Commerce shall have issued an amended registration for the Company reflecting the transfer of the Share Capital;

     (c) The Conditions Precedent to each of the Parties obligations shall be confirmed or waived.

7.2 If the Completion Requirements are not completed on or before 30 September 2002, due to a reason attributable to Namtai, ATB shall be entitled to terminate this Agreement by written notice to Namtai. Namtai shall be liable to compensate ATB for any loss or damage suffered by ATB arising from the termination of this Agreement.

     If the Completion Requirements are not completed on or before 30 September 2002, due to a reason attributable to ATB, Namtai shall be entitled to terminate this Agreement by written notice to ATB. ATB shall be liable to compensate Namtai for any loss or damage suffered by Namtai arising from termination of this Agreement.

     If the Completion Requirements are not completed on or before 30 September 2002, due to a reason not attributable to either Party under this Agreement, all the Parties under this Agreement shall work together so that the Completion Requirements could be completed as soon as possible.

                                   ARTICLE 8

                    REPRESENTATIONS AND WARRANTIES OF NAMTAI

Namtai represents and warrants to ATB as follows:

8.1  BPC Organization and Qualification

     BPC is wholly foreign-owned enterprise duly organized and validly existing as a legal person under the laws of China.

8.2  Namtai's Organization and Qualification

     Namtai is a corporation duly organized and validly existing under the laws of Hong Kong.

8.3  Power and Authority

          BPC has full legal right, power and authority to carry on its present business, and to own its properties and assets in China, and shall continue to have such right, power and authority after the consumption of the transaction contemplated hereby. BPC shall continue to enjoy all preferential treatment currently enjoyed by it under the laws of China following the completion of this transaction. Namtai has full legal right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

8.4       Corporate Action

          Namtai has taken all appropriate and necessary corporate and legal actions to authorize the execution and delivery of this Agreement and to authorize the performance and observance of the terms and conditions hereof.

8.5       Registrations and Approvals

          Subject only to the approvals and/or registrations, if any, of this Agreement (and all Schedules) by the relevant government authorities in China, Namtai and BPC have obtained all consents, licenses, permits, approvals and authorizations and have effected all declarations, filings and registrations necessary for the valid execution and delivery of this Agreement (and all Schedules).

8.6       No Violation

          Subject only to the approvals, if any, of this Agreement by the relevant government authorities in China, this Agreement constitutes the legal, valid and binding obligation of Namtai enforceable in accordance with its terms. The execution, delivery and performance of the terms of this Agreement (i) will not violate or contravene any provision of law or other governmental directive, whether or not having the force of law, which is applicable to Namtai or BPC;
          (ii) will not contravene any governmental guideline or policy statement applicable to Namtai or BPC; and (iii) will not conflict with the Articles of Association or other equivalent corporate documents of Namtai or BPC.

8.7  Title to Sale Capital

     Namtai is the sole legal and beneficial owner of the Sale Capital, which is held free and clear of any mortgage, charge or pledge. Namtai has completed its capital contribution obligations to BPC in full.

8.8  Ownership of Assets

     BPC has good and marketable title to all of the assets free and clear of any encumbrances. BPC is the sole owner and has good and marketable title to all the assets whether tangible or intangible located in its facility.

8.9  Compliance with Laws

     BPC has complied with all laws, regulations and policies applicable to every aspect of its establishment and operations in China.

8.10 Compliance with Customs Regulations

     The operations of BPC are in full compliance with all applicable PRC and Shenzhen customs regulations.

8.11 Compliance with Environmental Regulations

     The current operations and site of BPC are in full compliance with applicable PRC and Shenzhen environmental regulations. BPC has not received notification that it is in violation of any applicable building, anti-pollution, health, safety or other law or regulation in respect of its office, or other structures or their operations and no such violation exists.

8.12      Financial Statements

          Schedule A hereto sets forth the financial statements for BPC from commencement of its operations up to the period ending on 30 April 2002 (the "FINANCIAL STATEMENTS"). The Financial Statements fairly present in all material respects the financial condition of BPC as of the date thereof and the results of its operations for the period. Neither Namtai nor BPC knows or has reasonable grounds to know of any basis for the assertion against BPC of any liability of any nature not fully reflected or reserved against in the Financial Statements.

8.13      Facilities and Equipment

          The facilities and equipment BPC owns or leases are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such office, facility or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

8.14      Insurance

          Schedule B contains an accurate and complete description of all material policies of fire, liability, employees' health and life insurance, pension insurance and other forms of insurance owned or held by BPC in relation to its operations. All such policies: (i) are in full force and effect, all premiums with respect thereto covering all periods up to and including 30 April 2002 have been paid and no notice of cancellation or termination has been received with respect to any such policy; (ii) are sufficient for compliance with all requirements of law with respect to BPC current operations; (iii) are valid, outstanding and enforceable policies; (iv) provide adequate insurance coverage for the assets and operations of BPC; (v) such policies will remain in full force and effect through the respective dates set forth in schedule B without the payment of additional premiums; and (vi) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

8.15   Litigation

       There is no action, claim, suit, inquiry, proceeding or investigation by or before any court or governmental agency pending or threatened against or involving Namtai or BPC, which could have an adverse effect upon the transactions contemplated hereby or upon the Sale Capital or which could create a liability of BPC.

8.16   Disclosure

       No representations or warranties made by Namtai in this Agreement and no statement contained in any document (including without limitation, any Schedules hereto), certificate, or other writing furnished or to be furnished by Namtai or BPC to ATB or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE 9

                 REPRESENTATIONS AND WARRANTIES OF ATB AND TBCL

ATB represents and warrants to Namtai as follows:

9.1    Organization

       Both ATB and TBCL are corporations duly organized and validly existing under the laws of Japan.

9.2    Power and Authority

       ATB and TBCL have full legal right, power and authority to carry on their present business, to own properties and assets, to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

9.3    Corporate Action

       ATB and TBCL have taken all appropriate and necessary corporate and legal action to authorize the execution and delivery of this Agreement and to authorize the performance and observance of the terms and conditions hereof.


                                   ARTICLE 10

                   CONDITIONS PRECEDENT TO ATB'S OBLIGATIONS

The obligation of ATB to accept the transfer and delivery of the Sale Capital and to pay the Purchase Price is subject to the fulfilment of the following conditions, any one or more of which may be waived by ATB in its sole discretion:

10.1   Representations and Warranties of Namtai

       The representations and warranties of Namtai contained herein shall be true and accurate in all respects as of the date when made and at and as of 1 May 2002 as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement. Namtai and BPC shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Signing Date.

10.2   Governmental Approvals

         ATB shall have received copies, certified by an authorized representative of Namtai to be true and then in full force and effect, of any consents or approvals or confirmations from, or of any reports to, any governmental authority necessary in connection with the execution or performance of the terms of this Agreement by Namtai.

10.3     No Proceedings or Litigation

         On 1 May 2002, no claim, suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

10.4     No Material Adverse Change

         Before 1 May 2002, BPC's operations shall not have suffered any material adverse change (whether or not change has previously been disclosed to ATB) by Namtai.

10.5     Employees

         Before 1 May 2002, BPC shall not be terminate the labour contracts of BPC's Chinese employees.

10.6     Lease Arrangement

         Namtai shall, for the benefit of BPC, assist for the settlement of BPC's production line in Shenzhen and sufficient water & electricity supply until the end of 2002. Namtai shall, upon request of BPC, assist BPC to be located in Shenzhen on and after 1 January 2003.

10.7     Technology Waiver

          On the Completion Date, Namtai shall provide BPC with a waiver of the assertion of any rights against any Namtai proprietary technology employed in the BPC production process in perpetuity and without to the payment of any fees in connection with the use of such technology.

10.8 ATB shall have completed its due diligence review of BPC and its operation and shall be reasonably satisfied with the result of such review.

10.9 ATB shall have received certification from the Shenzhen Environmental Protection Bureau in form and substance satisfactory to Toshiba that the current operations and site of BPC are in compliance with all applicable PRC and Shenzhen environmental regulations.


                                  ARTICLE 11

                  CONDITIONS PRECEDENT TO NAMTAI OBLIGATIONS

The obligation of Namtai to transfer and deliver the Sale Capital on the Completion Date shall be subject to the fulfilment of the following conditions, any one or more of which may be waived by Namtai:

11.1      Representations and Warranties of ATB and TBCL

          The representations and warranties of ATB and TBCL contained herein shall be true and accurate in all material respects as of the date when made and as of 1 May 2002 as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement. ATB and TBCL shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ATB and TBCL on or prior to 1 May 2002.

11.2      No Proceeding or Litigation

     On 1 May 2002, no suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the authority of ATB and TBCL to conduct the transactions contemplated hereby.

                                   ARTICLE 12

                             SURVIVAL OF WARRANTIES

Invalidity of ceratin part of this Agreement shall not affect the effectiveness of the respective representations, warranties, and covenants of Namtai and ATB and TBCL contained herein. Each and every such representation, warranty, covenant and condition subsequent shall survive the Completion Date and be valid perpetually.

                                   ARTICLE 13

                           INDEMNIFICATION BY NAMTAI

13.1 Notwithstanding any other provision of this Agreement, Namtai hereby agrees to reimburse, indemnify and hold harmless ATB from and against any and all claims, actions, deficiencies, assessments, liabilities, losses, damages, costs, expenses, judgments and settlements, including reasonable legal fees, of any kind relating to or arising out of or in connection with or incidental to any breach of any representation or warranty of Namtai under this Agreement pro rata to its ratio of equity interest in the registered capital of BPC prior to the Signing Date.

     However, if any breach of any representation or warrant of Namtai under this Agreement is caused by the gloss-negligence or misconduct of Namtai or Namtai fails to perform any of its covenants and conditions sebsequent under this Agreement, Namtai hereby agrees to reimburse, indemnify and hold harmless ATB from and against any and all claims, actions, deficiencies, assessments, liabilities, losses, damages, costs, expenses, judgments and settlements, including reasonable legal fees, of any kind relating to or arising out of or in connection with or incidental to any breach of any representation or warranty of Namtai under this Agreement or the failure of Namtai to perform any of their covenants or conditions subsequent under this Agreement without limitation.

13.2 Namtai undertakes that it shall be responsible, and indemnify ATB and TBCL, for any problems or troubles arising in BPC due to actions taken by Namtai prior to the Closing Date. ATB and TBCL undertakes that it shall be responsible, and indemnify Namtai, for any problems or troubles arising in BPC due to actions taken by ATB and/or TBCL prior to the Closing Date


                                   ARTICLE 14
                        INDEMNIFICATION BY ATB AND TBCL

14.1 Notwithstanding any other provision of this Agreement, ATB and TBCL hereby agree to reimburse, indemnify and hold harmless Namtai from and against any and all claims, actions, deficiencies, assessments, liabilities, losses, damages, costs, expenses, judgments and settlements, including reasonable legal fees, of any kind relating to or arising out of or in connection with or incidental to any breach of any representation or warranty of ATB and TBCL under this Agreement or the failure of ATB and TBCL to perform any of their covenants or conditions subsequent under this Agreement.


                                   ARTICLE 15
                    SURVIVAL OF INDEMNIFICATION OBLIGATIONS


The indemnification obligations described in Articles 13 and 14 shall survive any termination, cancellation or expiration of this Agreement.


                                   ARTICLE 16
             ATTORNEY'S FEES INTEREST, PENALTIES COSTS AND EXPENSES

The right of indemnity set forth in Articles 13 and 14 hereto shall extend to all interest, penalties, costs and expenses, including reasonable attorneys' fees, related to any of the matters covered by this Agreement.


                                   ARTICLE 17

                            TERMINATION OF AGREEMENT

This Agreement may be terminated at any time prior to the Completion Date:

17.1 by ATB, if Namtai has breached any covenant contained in this Agreement;

17.2 by ATB, if Namtai becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they come due;

17.3 by Namtai, if ATB has breached any covenant contained in this Agreement;

17.4 by Namtai, if ATB becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they come due.


                                   ARTICLE 18

                      PROCEDURE AND EFFECT OF TERMINATION

In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any of the Parties hereto pursuant to
Article 17, a written notice thereof shall forthwith be given to the other Party and this Agreement shall be terminated and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. If this Agreement is terminated as provided herein:

18.1 No Party shall have any liability or further obligation to any other Party hereto except as provided herein; provided, that this is not intended to release any party of any liability it may otherwise have for a breach of any provision of this Agreement prior to the termination of this Agreement; and

18.2 All filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the governmental body or other person to which they were made.



                                   ARTICLE 19

                                 GOVERNING LAWS

The formation, validity, interpretation, execution, amendment and termination of this Agreement shall be governed by the laws of the Hong Kong Special Administrative Region.



                                   ARTICLE 20

                               DISPUTE RESOLUTION

Any disputes arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the Parties. If, however, the dispute is not resolved through friendly consultations within thirty (30) days of commencement of such consultations, all Parties agree that the dispute shall be finally resolved by arbitration in Japan conducted by the Japan Commercial Arbitration Association. There shall be one (1) arbitrator and the language of arbitration shall be English. The arbitration award shall be final and binding upon the Parties to the arbitration. The losing Party shall pay the arbitration fee and all cost relating to the arbitration (including the legal fees of both Parties) unless provided otherwise in the arbitration award. Any award of the arbitration shall be enforceable by any court having jurisdiction over each Party against which the award has been rendered, or wherever assets of each Party against which the award has been rendered can be located, and shall be enforceable in accordance with the "United Nations Convention on the Reciprocal Enforcement of Arbitral Award; (1958)".

                                   ARTICLE 21
                                CONFIDENTIALITY
                                ---------------

On and after Signing Date, Namtai shall not disclose any information relating to or in connection with BPC and its business operation (the "INFORMATION") to any third party. Namtai shall not use, transfer or dispose the Information for the benefit of Namtai including its subsidiary, affiliate or related company. Namtai shall make its employees keep the Information confidential.

                                   ARTICLE 22
                                  SEVERABILITY
                                  ------------

The invalidity of any provision of this Agreement shall not affect the validity of any other provisions of this Agreement.

                                   ARTICLE 23
                                    LANGUAGE
                                    --------

This Agreement is executed in the English language. The headings to Sections and Sub-sections are for ease of reference only and shall have no legal effect.

                                   ARTICLE 24
                                ENTIRE CONTRACT
                                ---------------

This Agreement, including the Schedules hereto, constitutes the entire agreement of the parties hereto in respect of the transactions contemplated herein and supersedes all prior written or oral discussions, negotiations, agreements and understandings between the Parties.

                                   ARTICLE 25
                                     WAIVER
                                     ------

Failure or delay on the part of any Party hereto to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other right, power or privilege.

                                   ARTICLE 26

                                 ASSIGNABILITY

This Agreement may not be assigned in whole or in part to any third party without the prior written consent of the other Parties hereto.

                                   ARTICLE 27

                                 BINDING EFFECT

This Agreement is made for the benefit of ATB and Namtai and may be enforced by any one of them. This Agreement may be amended only by a written instrument in English signed by ATB and Namtai.

                                   ARTICLE 28

                                    NOTICES

Any notice or written communication provided for in this Agreement by any Party to the other, including but not limited to any and all offers, writings or notices to be given hereunder, shall be in English and shall be (i) personally delivered, (ii) transmitted by registered mail or courier, or (iii) transmitted by cable, telegram, telex or facsimile (with confirmation by registered mail), to the other Parties. The date of receipt of notice or communication hereunder shall be deemed to be three (3) days after its postmark in the case of a registered letter, and one (1) business days after dispatch in the case of a cable, telegram, telex, facsimile transmission or courier followed by a registered mail letter. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Parties:

28.1  ATB:

      Address:          Higashi-shinagawa 4-27-10, Shinagawa-ku
                        Tokyo 140-0002, Japan

      Attn:             Mr. Yoshiro Suzuka

      Title:            President and Chief Executive Officer

      Telephone Number: 048-574-2237

      Fax Number:       048-575-3174


28.2  TBCL

      Address:          Minami-shinagawa 3-4-10, Shinagawa-ku,
                        Tokyo 140-0004, Japan

      Attn:             MR. Yoshiro Suzuka

      Title:            President and Chief Executive Officer

      Telephone Number: 03-5460-5322

      Fax Number:       03-5460-5323


28.3  Namtai:

      Address: 15th Floor, China Merchants Tower, Shun Tak Center, 168-200 Connaught Road Central, Hong Kong

      Att:              Mr. M. K. Koo

      Telephone Number: 852-2341-0273

      Fax Number:       852-2263-1223

                                   ARTICLE 29

                                   SCHEDULES

The Schedules attached hereto are hereby made an integral part of this Agreement and are equally binding with these Articles 1 to 29. In the event of any conflict between any provision in this Agreement and any provision in a Schedule, the provision in this Agreement shall prevail.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in Hong Kong, China by its duly authorized representative on the day and year first above written.



A&T BATTERY CORPORATION


By: /s/ Yoshiro Suzuka

Name: Yoshiro Suzuka

Title: President and Chief Executive Officer



TOSHIBA BATTERY CO., LTD.


By: /s/ Yoshiro Suzuka

Title: President and Chief Executive Officer



NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LIMITED


By: M.K. Koo

Title: Director